                                                                 ARTHUR ANDERSEN

                                              Arthur Andersen LLP
                                              Suite 300
                                              501 North 44th Street
                                              Phoenix AZ 85008
March 6, 2000                                      Tel 602 286 2000


Mr. William H. Buckland
Chairman, Board of Directors
Capital Associates, Inc.
7175 West Jefferson Ave.
Suite 4000
Lakewood, Colorado 80235

Re: Capital Associates. Inc.
----------------------------

Dear Bill:

This letter will confirm our understanding of the arrangements made between the Board of Directors of Capital Associates, Inc. ("the Board") and Arthur Andersen LLP ("Andersen") to provide financial advisory services related to Capital Associates, Inc ("the Company").

SERVICES
--------

Presently, we expect to perform the following, working with the Board and management as follows:

 .  Develop a 26 week cash flow projection by week and assess the Company's ability to meet its current cash flow obligations;
 .  Review and provide recommendations related to the Company's cash allocation procedures, lease and equipment tracking system, and cash management system; . Work with senior management and the Board to consider possible alternative strategies and assist management in its preparation of a two year business plan; and
 .  Other tasks as identified and requested by the Board or management.

The terms of this letter are intended to apply to all restructuring services that Andersen is requested to perform on behalf of the Company and the Board. However, Andersen reserves the right to amend this letter in the event that Andersen determines that certain procedures or services requested of Andersen in connection with this engagement need to be appropriately defined or clarified.

In the event that Capital Associates Board of Directors ultimately elects to reorganize the Company (or any part thereof) through the filing of a petition for relief pursuant to chapter 11 of title 11 of the United States Code ("Bankruptcy Petition"), Andersen's continuing employment by the Company (to be referred to herein as "Debtors-in Possession" upon the filing of a Petition) will be subject to the approval of the Bankruptcy Court and evidenced by a signed order approving an application submitted by the Debtors-in Possession to employ Andersen as restructuring consultants and accountants. In the event that a Bankruptcy Petition is filed, the terms

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Mr. William H. Buckland
Page 2
March 6,2000

and conditions of Andersen's role as restructuring consultants will be similar to those outlined herein. Additional language, or a separate employment application, and retainer arrangement will need to be prepared to define the terms and conditions of Andersen's responsibilities.

FEES AND EXPENSES
-----------------

Our charges for this assignment would be based on the level of personnel involved and the time incurred at our standard billing rates, plus reasonable out-of-pocket expenses. A summary of our current hourly billing rates is listed below:

          Partner/Managing Director             $300-$400
          Managers                              $200-$295
          Staff Professionals                   $100-$195

We have requested that the company remit a retainer ("Retainer") of $75,000 to Andersen in connection with this work.

Andersen shall provide the Company with billing statements on a weekly basis. We reserve the right to present our billings on a more frequent basis. Billings will be applied by Andersen against any Retainer, and the Retainer will be replenished immediately by the Company. In the absence of a Retainer, payment on all billings will be required upon receipt of the statement. Andersen will not bill the Company for travel time to the Company if billable work is not being performed coincidentally. When possible, Andersen will arrange travel schedules/plans in an effort to minimize travel expenses. In the event Andersen expects to incur any other reimbursable expenses beyond those typically associated with travel and temporary housing, we will seek the Company's approval before incurring any such expense.

At this time, it is contemplated that Richard Williamson and John Finn will have daily management responsibility for this engagement. Mr. Williamson's standard billing rate is $305 and Mr. Finn's standard rate is $265. Fees will also be required for quality control purposes to ensure that the appropriate services are being provided. From time to time, it may be necessary to have additional Andersen resources committed to this engagement in order to complete certain projects, however, at this time specific resources have not been identified. We will endeavor to use certain Company personnel, if deemed appropriate by Andersen, to staff certain projects. Andersen will notify the Company prior to assigning additional resources to the engagement.

In the event that the services of Mr. Williamson or Mr. Finn are unavailable and we wish to use other individuals to perform their role, Andersen will notify the Company and obtain its consent before billing fees for any services from the other individuals.

Either party may terminate this engagement immediately upon two (2) days written notice to the other party. Any Party may terminate its responsibility for Andersen's fees and expenses and other obligations hereunder upon written notice to Andersen and each other Party; provided however, that such Party shall remain responsible for fees and expenses incurred through the date of delivery of such notice and neither such Party nor its counsel shall be entitled to consultation with or work product produced by Andersen after such date hereunder.

POTENTIAL CONFLICTS OF INTEREST
-------------------------------

We are not aware of any situations that, in our view, constitute a conflict of interest or will impair our ability to objectively provide assistance in the above matter. We take no responsibility for monitoring other possible conflicts that could arise during the course of the engagement, although we will inform you promptly should any

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Mr. William H. Buckland
Page 3
March 6, 2000

come to our attention. We confirm that no principal or member of our staff has any financial interest or business connection with Capital Associates. We reserve the right to resign from this engagement at any time if conflicts of interest arise or become known to us that, in our judgment, will impair our ability to perform objectively.

STATEMENT OF LIMITATIONS
------------------------

Andersen's services are limited to those discussed in this engagement letter and do not include auditing, accounting, tax-related assistance, or advisory services other than those described herein. Our services are not designed, nor should they be relied upon, to disclose weaknesses in internal controls, financial statement errors, irregularities, or illegal acts affecting Capital Associates. The Board and Capital Associates shall be responsible for providing information necessary for our analysis, except where mutually agreed upon by the Company and Andersen. The accuracy and completeness of such information submitted by the Company or any intermediary to us for analysis, on which we rely and which will form the basis of our conclusions and recommendations, are the responsibility of Capital Associates. It is expressly understood that our engagement is by the Company's Board and that our responsibility is to the Board and that our findings and recommendations shall only be available to the Board, unless we are authorized to present such findings or recommendations to a third party in which case we may present the information expressly authorized by the Board.

This engagement letter sets forth the entire understanding between Andersen and the Board, and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. This engagement letter may be amended or modified only in writing signed by Andersen and you. This letter is not intended to modify or prejudice the understandings covered by other Arthur Andersen engagement letters with you.

Andersen will not be expressing any professional opinions (including, without limitation, any compilation reports, review reports or similar reports) on financial statements or performing attest procedures with respect to other information in conjunction with our engagement.

We will be serving only in a capacity as a consultant. As a consultant, Andersen will provide assistance as described in this engagement letter, but will not act as an agent or broker and as such, all decisions resulting from the engagement will be made by the Company and its management.

The invalidity or unenforceability of any provision of the engagement letter shall not invalidate or affect the enforceability of any other provision of this engagement letter.

CONFIDENTIALITY
---------------

During the course of this engagement, Andersen may receive confidential information relating to this as well as from other parties-in-interest. Andersen agrees that any such confidential information will be used by Andersen only in connection with this engagement and that Andersen will exert its best efforts not to disclose any of the confidential information to any party, other than you, your clients and their respective designated representatives, without the prior consent of the affected parties, unless otherwise required by law or unless such information is freely available in the public domain (other than as a breach of any agreement to keep it confidential).
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Mr. William H. Buckland
Page 4
March 6, 2000

We appreciate the opportunity to assist you on this important assignment. To confirm the arrangements for our services, please sign the enclosed copy of this letter and return it to us for our files. If you have any questions regarding this letter or any other matter relating to our services, please contact Richard
M. Williamson at your convenience. Mr. Williamson's direct line in the office is
(602) 286-1983.

Very truly yours,



ARTHUR ANDERSEN LLP
By: /s/ Richard J. Williamson
Richard M. Williamson

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                                                                         ANNEX A
                                                                         -------

                                INDEMNIFICATION
                                ---------------

Capital Associates, Inc. (the "Company"), its officers and directors shall indemnify and hold harmless Arthur Andersen LLP and its affiliates (including their past, present or future personnel, and any other entity within the Arthur Andersen Worldwide Organization) from and against any and all claims, liabilities, losses and damages (or actions in respect thereof) in any way related to or arising out of the agreement attached hereto, or Andersen's connection therewith, and shall reimburse Andersen (and any other such indemnified person) for any legal and other expenses as they are incurred in connection with or relating to investigating, preparing to defend or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the attached agreement, or Andersen's connections therewith (whether or not such indemnified person is a named party in such proceeding); provided, however, that the Company shall not be responsible for any claims, liabilities, losses or damages to the extent that it is finally judicially determined that they result from actions taken or omitted to be taken by Andersen due to Andersen's gross negligence or willful misconduct.

The Company shall not, in connection with any one such action or proceeding (or separate but substantially similar or related actions or proceedings) arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with local counsel) at the time for Andersen and such other indemnified persons. The Company shall not be liable for any settlement of any such action or proceeding effected without the Company's written consent. If a settlement is entered into with the Company's written consent or if there is a final and nonappealable judgment for the plaintiff in any such action or proceeding, the Company shall indemnify and hold harmless Andersen (and any other such indemnified person) from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

If this indemnification is unavailable to an indemnified person under the first paragraph hereof in respect of any losses, claims, damages or liabilities referred to therein, then the Company, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and Andersen on the other hand in connection with the matters covered by the attached agreement, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the Company's relative fault on the one hand and Andersen on the other, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses incurred in defending any action or claim.

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The Company and Andersen confirm that it would not be just and equitable if contribution pursuant to the prior paragraph were determined by pro rata allocation or by any other method that does not take into account the equitable considerations referred to in such paragraph. Notwithstanding the provisions of this attachment, Andersen shall not be required to contribute any amount in excess of the amount of fees received by Andersen under the attached agreement. This provision shall survive the termination of this engagement for any reason. In no event shall Andersen be liable for consequential, special, incidental or punitive loss, damage or expense (including, without limitation, lost profits, opportunity costs, etc.) even if Andersen has been advised of their possible existence.



Confirmed and Agreed to on this
_________ day of_______, 2000:

Capital Associates, Inc.

By:     /s/ William H. Buckland
        -----------------------

Name:   W.H. Buckland
        -----------------------

Title:  Director
        -----------------------